Exhibit 99.1

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
April 26, 2006	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS REPORTS FIRST QUARTER RESULTS

Note: Harte-Hanks will hold a first quarter earnings conference call on April 26, 2006 at 10AM CT. The number is 800-988-9498 domestic or 210-234-0029 international, pass-code 121693. The conference call will also be audio webcast. To access, please go to https://e-meetings.mci.com, conference number 7960108, pass-code 121693. There will be an audio replay available shortly after the call through May 3, 2006. To access, please call 800-739-2817, pass-code 1216.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported first quarter 2006 diluted earnings per share of $0.29 on revenues of $278.4 million. These results compare to diluted earnings per share of $0.29 on $268.3 million in revenue for the first quarter of 2005. First quarter 2006 results include stock-based compensation of $1.8 million (1.3 cents per share) as the result of the adoption by the company of SFAS no. 123R for periods beginning after 12/31/2005.

The following table presents financial highlights of the company’s operations for the first quarter of 2006 and 2005. Full financial results are attached.

RESULTS FROM OPERATIONS

	Three Months Ended March 31,
(In thousands, except per share amounts)	2006	2005	% Change
Operating revenues	$278,395	$268,293	3.8%
Operating income	39,570	42,319	-6.5%
Net income	23,783	25,073	-5.1%
Diluted earnings per share	0.29	0.29	0.0%
Diluted shares (weighted average common and common equivalent shares outstanding)	83,028	86,424	-3.9%

In the discussion below the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including the non-GAAP measure of free cash flow, defined as net income, plus depreciation and amortization, plus stock-based compensation (tax-effected), less capital expenditures, as Harte-Hanks believes this is an important measure of the operational strength of its business. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for net income as an indicator of operating performance.

Commenting on the first quarter 2006 performance, Chief Executive Officer Richard Hochhauser said, “We were able to achieve the same level of earnings per share this quarter as we delivered in last year’s first quarter, despite the difficult comparisons we faced and the inclusion of stock-based compensation expense in this year’s first quarter. We generated $22.2 million of free cash flow in the quarter.”

Discussing the performance of individual business segments, Hochhauser said, “Direct marketing showed year-over-year declines in both revenue and operating income. We knew and communicated that the first half of the year – and particularly the first quarter - would be difficult on a year-over-year comparable basis. In the first quarter of 2005, direct marketing particularly benefited from a large, complex, world-wide project that we launched in that quarter for one of our significant customers. Additionally, the direct marketing business segment results include stock-based compensation in the first quarter of 2006, which was not included in the first quarter of 2005. Absent the impact of these two factors, direct marketing would have shown revenue growth in the low single digits, and operating income growth above that level. Our pharma/healthcare vertical had strong double-digit growth in the quarter - well over 20% - and our select vertical also had growth in excess of 10% over the prior year. The retail vertical was up in the low-single digits, while financial was down low double digits. Our high tech/telecom vertical, which benefited from the one-time project in the first quarter of 2005, was down over 20%.”

Turning to Shoppers performance, Hochhauser said, “Shoppers posted revenue growth of 16.1%, and operating income growth of 5.1%. Approximately 10 percentage points of the revenue growth is attributable to the Tampa acquisition. With respect to margins, half of the margin decline from the year earlier period is attributable to a combination of the Tampa acquisition and the inclusion of stock-based compensation in the 2006 period.”

Concluding, Hochhauser said, “As we publicly said it would be, the first quarter of 2006 was challenging compared to the first quarter of 2005. This is based on 38% EPS growth in the first quarter of 2005, and the inclusion of stock-based compensation in the first quarter 2006 results. While we always aspire to perform better, we are pleased to have held EPS flat given these factors. At the beginning of this year we stated that our goal for the year - looking at 2005 and 2006 on a comparable stock-based compensation basis - was to deliver good EPS growth for the full year 2006 in the high single digit or better range. After completing the first quarter about where we thought we would be, this continues to be our goal.”

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding management’s expectations with respect to the company’s future revenues, earnings per share, operating income and expense related to equity based compensation. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services by its clients and prospective clients (including the willingness and ability of the company’s clients to maintain or expand their spending), the financial condition of its clients, economic and other business factors that impact the industries that the company serves, the timing and ability of the company to manage the level of personnel and capacity in the future, competitive factors in the company’s markets, concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, fluctuations in paper prices and postal rates, the number of options and other equity the company may issue to its employees, the number of shares the company repurchases in connection with its repurchase program, and general or regional economic conditions, among other factors. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities and Exchange Commission.

Highlights of the first quarter included:

Shoppers:

•	Harte-Hanks Shoppers circulation grew to over 12.6 million by adding approximately 276,000 in new circulation. This included additional circulation of 217,000 added to the Pennysaver in Northern California in the communities of Oakland, Alameda and Emeryville. The newly acquired Tampa Flyer added 59,000 in new circulation to Hillsborough County and western Hernando County.

•	PennySaverUSA.com entered into a partnership with Dealer Fusion to add its full suite of listings for all of the car dealerships it represents, among them nearly 500 dealerships in California. This partnership brings nearly 30,000 automobile listings that are searchable on the web site every week.

Direct Marketing:

•	Harte-Hanks achieved a number 26 ranking in an inaugural “Global Outsourcing 100” listing, compiled by The International Association of Outsourcing Professionals.

•	A large hi-tech company renewed its contract with Harte-Hanks to take inbound telesales.

•	Harte-Hanks was awarded a 5-year contract with a large government agency. The contract includes full-service database marketing, analytics and response management services.

•	A worldwide automotive manufacturer selected Harte-Hanks to provide direct marketing for new vehicle launches. This includes customer acquisition and retention programs leveraging direct mail and email as the primary channels of communication.

•	During the quarter, Harte-Hanks Trillium Software®:

•	Was recognized as a “market leader” and was ranked highest among evaluated vendors in current offerings and market presence by Forrester Research.

•	Released TS Quality Version 10 ESE, which offers a single product platform for completing the data discovery, profiling and quality process on a global scale.

•	Announced that it would provide its TS Quality enterprise data quality software solution to global telecommunications provider BT (British Telecommunications plc) on an enterprise-wide license basis.

Corporate:

•	On January 26, the company announced a 20% increase in the quarterly dividend to 6.0 cents per share effective with the dividend payable March 15, 2006 to shareholders of record on March 1, which is the eleventh dividend increase since the company went public in 1993 for the second time.

•	Harte-Hanks purchased 0.8 million shares of its common stock in the first quarter. There are approximately 5.5 million shares remaining from repurchase authorizations at March 31, 2006. Since January 1997 the company has acquired approximately 44.4 million shares (split adjusted) under its repurchase program.

•	The annual meeting of shareholders will be held at 10 A.M. on May 16, 2006 at 200 Concord Plaza Drive, first floor, San Antonio, Texas.

Harte-Hanks, Inc. is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with a weekly circulation in excess of 12 million in California and Florida.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
In thousands, except per share data	2006	2005
Operating revenues	$278,395	$268,293
Operating expenses:
Labor	107,919	104,302
Production and distribution	101,851	93,588
Advertising, selling, general and administrative	21,238	20,612
Depreciation and amortization	7,817	7,472

	238,825	225,974

Operating income	39,570	42,319

Other expenses (income):
Interest expense	855	203
Interest income	(26)	(78)
Other, net	264	489

	1,093	614

Income before income taxes	38,477	41,705
Income tax expense	14,694	16,632

Net income	$23,783	$25,073

Basic earnings per common share	$0.29	$0.30

Weighted-average common shares outstanding	81,322	84,730

Diluted earnings per common share	$0.29	$0.29

Weighted-average common and common equivalent shares outstanding	83,028	86,424

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended March 31,
In thousands	2006	2005	% Change
OPERATING REVENUES:
Direct Marketing	$164,318	$170,019	-3.4%
Shoppers	114,077	98,274	16.1%

Total operating revenues	$278,395	$268,293	3.8%

OPERATING INCOME - Note 1:
Direct Marketing	$20,384	$24,520	-16.9%
Shoppers	21,926	20,868	5.1%
General corporate expense	(2,740)	(3,069)	10.7%

Total operating income	$39,570	$42,319	-6.5%

DEPRECIATION AND AMORTIZATION
Direct Marketing	$5,817	$6,021	-3.4%
Shoppers	1,994	1,446	37.9%
General corporate expense	6	5	20.0%

Total depreciation and amortization	$7,817	$7,472	4.6%

Reconciliation	of Net Income to Free Cash Flow

	Three months ended March 31,
In thousands	2006	2005
Net Income	$23,783	$25,073
Add: After-tax stock-based compensation (pre-tax: $1,764 and $26 in 2006 and 2005, respectively)	1,090	16
Add: depreciation and amortization	7,817	7,472
Less: capital expenditures	10,442	8,677

Free cash flow	$22,248	$23,884

Note 1: Operating Income includes stock-based compensation, as follows:

	Three months ended March 31,
	2006	2005
Direct Marketing	$1,175	$—
Shoppers	427	—
General corporate	162	26

	$1,764	$26

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	(Unaudited) March 31, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$17,354	$24,561
Accounts receivable, net	168,422	184,537
Inventory	9,166	7,947
Prepaid expenses	18,217	14,783
Current deferred income tax asset	14,332	14,158
Other current assets	10,248	7,718

Total current assets	237,739	253,704

Property, plant and equipment, net	115,929	112,911
Goodwill, net	502,750	502,750
Other intangible assets, net	16,307	16,669
Other assets	3,382	3,629

Total assets	$876,107	$889,663

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$57,266	$62,978
Accrued payroll and related expenses	20,995	35,735
Customer deposits and unearned revenue	56,627	54,143
Income taxes payable	22,843	12,710
Other current liabilities	9,686	9,781

Total current liabilities	167,417	175,347

Long-term debt	50,000	62,000
Other long-term liabilities	92,126	90,970

Total liabilities	309,543	328,317

Stockholders’ equity
Common stock, $1 par value, authorized: 250,000,000 shares Issued at March 31, 2006: 115,910,179 shares;at December 31, 2005: 115,453,416 shares	115,910	115,453
Additional paid-in-capital	280,735	269,865
Accumulated other comprehensive loss	(21,673)	(21,982)
Retained Earnings	999,530	980,505
Less treasury stock, March 31, 2006: 34,873,345 shares at cost;
December 31, 2005: 33,965,335 shares at cost	(807,938)	(782,495)

Total stockholders’ equity	566,564	561,346

Total liabilities and stockholders’ equity	$876,107	$889,663